Exhibit 10.20

RETENTION BONUS AGREEMENT

THIS AGREEMENT ("Agreement"), dated as of this 31st day of January, 2018, is by and between Layne Christensen Company, a Delaware corporation ("Layne") and Larry Purlee ("Employee").

RECITALS

Layne anticipates entering into a merger agreement (the "Merger Agreement") with a purchaser that has been separately identified to you (the "Purchaser") relating to the acquisition of all or substantially all the stock of Layne (the "Transaction").

To encourage Employee to remain employed with Company through the anticipated Closing Date of the Transaction, Layne and Employee are willing to enter into this Agreement.

AGREEMENT

Layne and Employee agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases have the meanings specified below:

"Closing" will be defined in the Merger Agreement.

"Closing Date" will be defined in the Merger Agreement.

"Company" means Layne Christensen Company and any corporation, trade or business that together with Layne, is treated as a single employer under Internal Revenue Code Section 414.

"Retention Payment" means that payment eligible to be made under Article 2 of this Agreement.

"Section 409A" means Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

"Separation from Service" or "Separates from Service" means Employee's death, retirement or other termination of employment or service from Company (at any time on or before the Closing Date). A Separation from Service will not occur if Employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, as long as Employee's right to reemployment with Company is provided either by statute or by contract. "Separation from Service" will be interpreted in a manner consistent with Code Section 409A(a)(2)(A)(i) and the applicable Treasury regulations issued thereunder.  No Separation from Service shall have occurred solely in connection with the Transaction.

Article 2

Retention Payment

2.1.Retention Payment.

2.1.1  If:

(i) Employee is continuously employed by Company from the date of this Agreement through the six-month anniversary of the Closing Date ("CIC Retention Date");

(ii) Company terminates Employee's employment other than for "Cause" (as defined below) (the date of such termination the "Involuntary Termination Date") before the Closing Date and the Closing Date occurs; or

(iii) Company terminates Employee's employment other than for Cause and the Involuntary Termination Date is before the CIC Retention Date,

then Layne shall pay Employee $100,000 (the "Retention Payment") in a lump sum at the time set forth in Section 2.1.2.

2.1.2.If Employee becomes entitled to receive a Retention Payment pursuant to Section 2.1.1., Layne shall make such payment to Employee within twenty business days following (i) the earlier of the CIC Retention Date or the Involuntary Termination Date if such Involuntary Termination Date occurs after the Closing Date or (ii) the Closing Date if an Involuntary Termination Date occurs before the Closing Date.

2.1.3.If Employee Separates from Service with Company by reason of voluntary resignation, death, disability or dismissal for "Cause” before the CIC Retention Date, Employee shall forfeit his or her right to the Retention Payment under this Agreement. For purposes of this Agreement, "Cause" shall mean: (a) dishonesty, misconduct, fraud or breach of fiduciary duty on the part of Employee; (b) repeated failure to perform assigned duties or responsibilities; (c) violation of any Company policy; or (d) a conviction, guilty plea, or no contest plea, for any felony or any misdemeanor involving moral turpitude.

2.2.Exemption from Internal Revenue Code Section 409A.  It is the intent of Company that any payment made under this Agreement will be exempt from Section 409A pursuant to the “short-term deferral” exemption. Notwithstanding any provision of this Agreement to the contrary, (i) this Agreement shall not be amended in any manner that would cause any amounts eligible to be payable hereunder to become subject to Section 409A (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement and (ii) to the extent deemed necessary or advisable in its sole discretion, Layne reserves the right, but shall not be required, to unilaterally amend or modify this Agreement to reflect the intention that the Agreement qualifies for an exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Agreement and with the least reduction, if any, in overall benefit to the Employee to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.   Company makes no

representation that this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement.

Article 3

Amendments and Termination

3.1.This Agreement may be amended or terminated only by a written agreement signed by Layne and Employee. Notwithstanding the foregoing, Layne may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to Employee prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to Company (other than the financial impact of paying the benefits).

3.2.In addition to the termination of this Agreement as set forth in Section 4.8, this Agreement shall terminate without any payment being made to Employee or any liability on Company to make any payment to Employee as of the earliest date that (i) the Transaction is terminated or fails to occur or (ii) Employee forfeits his rights to the Retention Payment under Section 2.1.3.

Article 4

Miscellaneous

4.1.No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give Employee the right to remain an employee of Company, nor does it interfere with Company's right to discharge Employee. It also does not require Employee to remain an employee nor interfere with Employee's right to terminate employment at any time.

4.2.Binding Effect.  This Agreement shall bind Employee, Layne, and their beneficiaries, survivors, executors, successors, assigns, administrators and transferees.

4.3.Termination of Employment.  For purposes of this Agreement, if there is any dispute over the employment status of Employee or the date of Employee's Separation from Service, Company has the sole and absolute right to decide the dispute.

4.4.Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

4.5.Tax Withholding.  Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

4.6.   Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Delaware.

4.7. Entire Agreement. This Agreement constitutes the entire agreement between Layne (or Company) and Employee, as to the subject matter hereof and supersedes all prior agreements between the parties hereto relating directly to the subject matter hereof including any prior retention payments or agreements relating to the Transaction. No rights are granted to Employee by virtue of this Agreement other than those specifically set forth herein.

4.8Termination. This Agreement shall terminate on the date that is twelve (12) months from the date hereof if the Closing Date has not occurred prior to such date.

Employee and Layne have signed this Agreement effective as of the date stated above in the preamble to this Agreement.

Employee

                 /s/ Larry Purlee
Larry Purlee

Layne Christensen Company

             /s/ Michael J. Caliel
By: Michael J. Caliel

Title: President & Chief Executive Officer